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                                                                 EXHIBIT (d)(4)

                                    OFFER BY

                            HILITE INDUSTRIES, INC.
                              TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF ITS COMMON STOCK AT
                              $14.25 NET PER SHARE

     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 28, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                     May 3, 1999

     To  Brokers, Dealers, Commercial Banks,
         Trust Companies and Other Nominees:

     We have been appointed by Hilite Industries, Inc., a Delaware corporation (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase for cash all outstanding shares of its common stock, $0.01 par value per share ("Shares"), at a price of $14.25 per Share, net to seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated May 3, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (i) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"), AND (ii) THE COMPANY OBTAINING THE DEBT FINANCING (AS DEFINED IN "INTRODUCTION" OF OFFER TO PURCHASE) ARRANGED FOR ITS BENEFIT BY BUYER (AS DEFINED IN "INTRODUCTION" OF THE OFFER TO PURCHASE).

     Enclosed for your information and use are copies of the following documents:

          1. Offer to Purchase, dated May 3, 1999;

          2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

          3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to Continental Stock Transfer & Trust Company (the "Depositary") by the Expiration Date (as defined in "THE TENDER
     OFFER -- Section 1. Terms of the Offer; Expiration Date" of the Offer to Purchase) or if the procedure for book-entry transfer cannot be completed by the Expiration Date;

          4. A letter dated May 3, 1999 to stockholders of the Company from Daniel W. Brady, Chief Executive Officer of the Company;

          5. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

          6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9; and

          7. Return envelope addressed to the Depositary.
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     WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE
THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MAY 28, 1999, UNLESS THE OFFER IS EXTENDED.

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company), a Letter of Transmittal properly completed and duly executed and any other required documents.

     If holders of Shares wish to tender, but cannot deliver their certificates or other required documents or cannot comply with the procedure for book-entry transfer, prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedure described in "THE TENDER
OFFER -- Section 3. Procedures for Accepting the Offer and Tendering Shares" of the Offer to Purchase.

     The Company will not pay any fees or commissions to any broker, dealer or other person (other than First Union Capital Markets Corp. (the "Dealer Manager"), the Depositary and Morrow & Co., Inc. (the "Information Agent") as described in the Offer) in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay or cause to be paid any stock transfer taxes payable with respect to the transfer of Shares to it, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

     Any inquiries you may have with respect to the Offer should be addressed to First Union Capital Markets Corp. or to Morrow & Co., Inc. at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

     Additional copies of the enclosed material may be obtained from the Information Agent, at the address and telephone number set forth on the back cover page of the Offer to Purchase.

                                          Very truly yours,

                                          FIRST UNION CAPITAL MARKETS CORP.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.